PURCHASE AGREEMENT AND PATENT ASSIGNMENT

This Purchase Agreement and Patent Assignment ("Agreement") is made and entered into as of the 10TH day of July, 2008 ("Effective Date") by and between Medical Alarm Concepts, LLC, a Pennsylvania Limited Liability Company with its principal place of business located at 5215-C Militia Hill Rd,, Plymouth Meeting, Pennsylvania 19462 ("Purchaser"), and Nevin Jenkins, an individual residing at 4203 South Purslane Drive, Homosassa, Florida 34448 ("Seller"). The parties for good and valuable consideration hereby agree as follows.

1. BACKGROUND

1.1 Seller is the owner of certain processes, apparatus and inventions contained in United States Letters Patents and/or applications for United States Letters Patents and/or related foreign patents and applications (the "Patents") as defined below, and in certain unpublished knowledge and know-how.

1.2 Seller wishes to assign and convey all of its right, title and interest in such Patents and applications, including all goodwill, knowledge, know-how, and inventions, related to or arising from the Patents, to Purchaser under the terms described below.

1.3 Purchaser desires to Purchase such Patents and related good will, knowledge, know-how, and inventions.

2. DEFINITIONS

2.1 "Assignment Agreement" means this agreement to assign ownership of the Patents and Applications from the inventor and/or prior owners to Seller.

2.2 "List of Prosecution Counsel" means the names and addresses of prosecution counsel who prosecuted the Patents and who are currently handling the Patents.

2.3 "Patents" means those patents and applications listed in Exhibit A hereto, and all reissues, reexaminations, extensions, continuations, continuations in part, continuing prosecution applications, and divisions of such patents and applications; provisional patent applications that are or will be continuations or continuations in part of such patents and applications; and foreign counterparts to any of the foregoing, including, without limitation, design and utility models.

2.4 "Intellectual Property Rights" shall mean any and all rights owned at any time by Seller and related to Seller's knowledge and know-how, apparatus and processes for a personal emergency communication system, the inventions covered by the Patents and applications, including without limitation: (a) any and all patent rights and similar protective rights in all countries throughout the world related to the inventions: (b) the Patent Application and any other patent applications filed including without limitation, continuation applications, continuation in part applications, divisional applications, substitute applications, reissue applications or requests for examination and foreign applications; (c) all patents arising from any applications described

in (b); (d) any revisions, renewals, reissues, and extensions of any such patents; (e) any applicable foreign and domestic priority rights arising from or predicated upon the inventions and/or the applications described in (b) above, and (f) any patent application filed that is based solely upon Seller's knowledge, know-how and improvements relating to apparatus and methods for a personal emergency communication system.

2.5 "Closing Date" means on or before 11.59 p.m. on July 31, 2008.

3. DELIVERY AND PAYMENT

3.1 Delivery. At Closing, Seller shall deliver to a designated Escrow Agent an executed copy of the Assignment of Patent Rights in Exhibit B hereto, and shall deliver to Purchaser the List of Prosecution Counsel, and a copy of all files and documents owned or controlled by Seller (including, without limitation, Letters Patents) relating to the Patents including, without limitation, all prosecution files for pending patent applications included in the Patents, and its own files relating to the issued Patents. Seller shall also deliver to Purchaser all files and documents related to the January 1, 2006, license agreement between Seller and LogicMark LLC.

3.2 Payment. Purchaser shall pay Seller the total amount of Two Million Five Hundred Thousand Dollars ($2,500,000.00) plus simple interest at the rate of six (6) percent *per annum* as follows:

a. Interest only payments of (i) $25,000.00 at Closing and (ii) $12,500.00 due and payable on the first day of each month commencing on November 1, 2008 and continuing for forty-six (46) consecutive months therefrom.
b. The final payment (the "Final Payment") shall be a balloon payment consisting of the outstanding and unpaid principal amount of the purchase price plus any unpaid interest, if any, then outstanding, which shall be made on the first day of the month following the period of forty-eight (48) consecutive months.
c. Purchaser may at any time and in its sole discretion pay a portion of the principal purchase price to Seller in addition to the monthly interest-only payment. Such pre-payment of principal shall be without penalty and shall (1) result in a recalculation and reduction of the amount of the monthly interest payment and (2) reduce the amount of the outstanding principal amount of the Final Payment.

3.3 Final Payment. If the Purchaser is unable to pay Seller all or part of the Final Payment on or before the Final Payment due date, the parties may meet and discuss in good faith and use their respective best efforts to negotiate either: (a) a reasonable compromise payment based upon the Purchaser's financial condition then existing on the date of the scheduled Final Payment as reflected in the Purchaser's financial statements, which Seller may or may not accept at his option, or (b) an equity ownership interest in the common stock of the Purchaser of a value not greater than the amount of the Final Payment due Seller but in no event of greater value than ten (10) percent of the authorized and issued common stock of the Purchaser, which Seller may or may not accept at his option.

3.4 Purchaser Control of Patent Rights. Notwithstanding the escrow of title, Purchaser, subject to keeping Seller fully currently informed, shall have the exclusive right and obligation, and is solely responsible for, applying for, seeking issuance of, and maintaining the Patent Rights in full force and effect in the United States and elsewhere if applicable during the term of this Agreement, all in accordance with applicable law or as otherwise required by the United States Patent and Trademark Office so long as Seller's rights are not jeopardized in any respect. During the term of this Agreement Purchaser may, in its sole discretion and at its sole expense, file one or more applications with the United States Patent and Trademark Office for additional patents, including design patents, and take all other actions necessary and appropriate to the maintenance, control, protection, enforcement, and further development of the Patents and in furtherance of the business activities of the Purchaser. If Purchaser defaults on financial obligations under Section 3.2, all patent rights, inventions, technology, engineering, research and know-how which are the subject of this Agreement shall become the sole property of Seller, and Purchaser shall forthwith execute all documents and do all acts to place title in Seller of any and all such property.

4. TRANSFER OF PATENTS AND APPLICATIONS AND ASSIGNMENT OF CAUSES OF ACTION

4.1 Patent and Application Assignment. Upon full satisfaction of Purchaser's financial obligations hereunder, Seller hereby agrees to immediately inform in writing the Escrow Agent who shall forthwith release from escrow the executed assignment that sells, assigns, transfers and conveys to Purchaser all right, title and interest it has in and to the Patents described on Exhibit A and the Intellectual Property Rights and all inventions and discoveries described therein, including, without limitation, all improvements made relating to inventions claimed in the Patents ("Improvements"), which Improvements are made by Seller, and all rights of Seller to collect royalties under such Patents or Improvements. Upon receipt of the Assignment from the Escrow Agent, Purchaser may record the Assignment with the United States Patent and Trademark Office.

4.2 Assignment of Additional Rights. Seller agrees, pursuant to the terms and conditions of this Agreement, to sell, assign, transfer and convey to Purchaser all right, title and interest in and to:

a. inventions and discoveries described in any of the Patents; and

b. rights to apply in any or all countries of the world for patents, certificates of invention, utility models, industrial design protections, design patent protections, or other governmental grants of any type related to any of the Patents and the inventions and discoveries therein.

4.3 Assignment of Causes of Action. Seller hereby sells, assigns, transfers and conveys to Purchaser all right, title and interest it has in and to all causes of action and enforcement rights, whether currently pending, filed, or otherwise, for the Patents and all inventions and discoveries described therein, including, without limitation all rights to pursue damages, injunctive relief and other remedies for past, current and future infringement of the Patents. Prior to Closing of this

Agreement, Seller shall disclose in writing to Purchaser any and all known causes of action filed or otherwise, related to the Patents and all inventions and discoveries described therein.

4.4 Infringement Claims. Purchaser shall have the sole right and discretion to prosecute all infringements of the Patents in the United States and elsewhere. In any infringement actions the Purchaser may institute to enforce the Patent Rights, the parties shall cooperate and to the extent possible, shall testify when requested and make available relevant records, papers, information, samples, and the like. Actions initiated by Purchaser under this section shall be in its own name and at its own expense.

4.5 Seller shall prepare an Assignment per Section 3.1 (Exhibit B) to be filed with the United States Patent and Trademark Office for public recordation of the assignment of the Patents, which shall be delivered to the Escrow Agent with appropriate instructions for release to Purchaser upon full satisfaction of Purchaser's financial obligations under this Agreement, or return to Seller if this Agreement is terminated before full satisfaction of Purchaser's financial obligations under this Agreement. Such Assignment shall include the patent or application number and date of filing, name of inventor, and the title of the invention as stated on each patent application, and other relevant information. Seller and Purchaser shall reasonably agree on the form and content of the Assignment before it is filed.

5. REPRESENTATIONS AND WARRANTIES OF SELLER

5.1 Survival of Representations and Warranties. The Representations and Warranties of Seller shall survive the Assignment of the Patents.

5.2 Authority to Execute, Deliver and Perform. Seller has full power and authority to execute, deliver and perform this Agreement and that the provisions of this Agreement do not conflict with any other agreement to which Seller is a party or by which Seller is bound.

5.3 Exclusive Ownership. Seller is the sole and exclusive owner of the Patents and has the unrestricted right to sell and assign the Patents to Purchaser.

5.4 No Claims. To Seller's knowledge no claim has been asserted against Seller by any person that challenges or questions the ownership or validity of the Patents or effectiveness of any of the claimed inventions of the Patents and, further, Seller warrants that to his knowledge the making, using or selling of any of the claimed inventions of the Patents or the know-how in connection therewith does not infringe in any respect on the rights of any other person or entity.

5.5 No Assignments or Licenses. Other than the January 1, 2006, license agreement between Seller and LogicMark LLC, Seller has not assigned or otherwise conveyed any interest or right to obtain an interest in the Patents to anyone other than Purchaser, and Seller warrants that he has terminated the agreement with LogicMark LLC, has taken steps to ensure that LogicMark LLC is not in violation of the terms of the now-terminated license agreement, and will fully and completely cooperate with Purchasers to ensure that LogicMark LLC is in compliance with such license agreement. Moreover, as described in section 6.4 of this Agreement, Seller shall provide Purchaser with an opinion that LogicMark is neither in violation

of the January 1, 2006 license agreement nor infringing on the Patents which are the subject of this Agreement.

5.6 Sole Inventor. Seller is the true, sole inventor of the inventions claimed in the Patents and Applications.

5.7 Seller represents that there are no other U.S. or unpublished foreign filings owned or controlled by Seller filed prior to the Effective Date other than as set forth in Exhibit A nor does Seller have the present intention to make such filings. If Seller becomes aware of any patents or patent applications that it owns or intends to own relating to or arising from the Patents, Seller will promptly notify Purchaser and execute such documents to transfer such patents and patent applications or other works to Purchaser under the terms of this Agreement and delivered to the Escrow Agent.

6. CONDITIONS TO PURCHASER'S OBLIGATIONS

Purchaser's obligations hereunder, including, without limitation, the obligation to make any payments required by this Agreement, shall be subject to the satisfaction of the following conditions:

6.1 Transmittal of Documents. Seller shall have delivered to the Escrow Agent and/or Purchaser all the documents and information required by this Agreement.

6.2 Compliance with Agreement. Seller shall have performed and complied in all material respects with all of the obligations under this Agreement that are to be performed or complied with by it.

6.3 Representations and Warranties. Purchaser shall be reasonably satisfied that the representations and warranties made by Seller herein shall be true and correct as of the date hereof and as of the Closing with the same force and effect as though said representations and warranties had been made on and as of the Closing and Seller shall have complied with all of the covenants and agreements required to be performed by Seller on or prior to the Closing.

6.4 Termination of LogicMark LLC License. Seller shall have delivered to Purchaser at Closing documents in the custody of Seller establishing that the former license to LogicMark LLC is terminated and of no further legal effect. Seller shall provide Purchaser with copies of all documents in Seller's custody, including correspondence and manufacturing schedules, involving the LogicMark license. Seller shall provide Purchaser with an opinion that to Seller's knowledge LogicMark LLC is neither in violation of the January 1, 2006, license agreement nor infringing on the Patents which are the subject of this Agreement.

7. CONSULTING SERVICES

As additional consideration for this Agreement Seller shall serve as consultant to Purchaser, and shall provide engineering and related technical services dedicated to the commercialization of the

inventions, including but not limited to mechanical and design, compliance with appropriate U.S. and foreign manufacturing and performance standards for such devices, and quality control of foreign manufacturer. Seller shall perform and cooperate with Purchaser's reasonable requests for advice, review, and other tasks related to the manufacturing process. Seller's performance of these tasks is a material term of this Agreement. Purchaser shall reimburse Seller within ten (10) days of receipt of a statement of Seller's travel and lodging expenses related to his tasks as requested by Purchaser. Any technical, design or engineering expenditure that is required by Seller for the design, development or manufacturing of a prototype product or first working product shall be pre-approved and pre-paid by Purchaser in a timely fashion so as not to delay the development or manufacture of the product provided Seller obtains prior consent from Purchaser for such third party costs and establishes the reasonable need and justification for such expenditures satisfactory to Purchaser. Seller shall provide Purchaser with written status reports of his consulting activities on a monthly basis due the first day of each month. Seller shall not be paid any compensation or other financial remuneration for providing consulting services other than as stated in this paragraph. Seller understands that he is neither an employee nor independent contractor of Purchaser for purposes of this Agreement.

8. NON-COMPETITION

8.1 Provided Purchaser is current in its financial obligations under this Agreement, Seller shall not, without the prior written consent of Purchaser, directly or indirectly, within the United States, its territories and possessions, and in foreign jurisdictions, in competition with Purchaser, enter into or engage in the business of manufacturing, designing, engineering, or otherwise perform professional services involving or related to a product or invention covered by or arising from the Patents which are the subject of this Agreement. This non-competition term applies to Seller as an individual or as partner, joint venturer, or as employee, agent or independent contractor or consultant. Seller further agrees not to produce, design, or otherwise develop processes or inventions related to or similar to the Patents except at the direction of, and for the benefit of, the Purchaser. Any inventions, designs, and processes or improvements to inventions, designs and processes related to the Patents developed by Seller during the term of this Agreement shall be assigned to Purchaser under the terms and conditions of this Agreement and Seller shall provide Purchaser with all documentation related to or arising from such inventions, designs and processes or improvements thereto. Provided Purchaser is in full compliance with its financial obligations under this Agreement, this non-compete shall last for the later of 48 months from the Effective Date of this Agreement or when Seller is no longer a shareholder of the Purchaser or an affiliated company that owns the Patents.

8.2 Upon the termination of this Agreement or when Seller is no longer providing consulting services to Purchaser, Seller shall provide Purchaser with a right of first refusal to purchase or license any new invention, design or process, or improvement of any invention, design or process related to a personal emergency communication system which performs functions similar to the Inventions covered by the Patents.

9. NONDISCLOSURE AND CONFIDENTIALITY

a. Both parties agree to maintain this Agreement as confidential and not subject to public release or disclosure to any third party without the consent of both parties, or when disclosure is required by law or made pursuant to legal process.

b. Provided Purchaser is in full compliance with its financial obligations under this Agreement, Seller agrees not to divulge, disclose, or communicate to any person, firm, or corporation at any time, in any fashion, form or manner, either directly or indirectly, any information of any kind, nature or description concerning any matters affecting or relating to the business of the Purchaser, including any matter whatsoever concerning the Purchaser or an affiliated company (collectively referred to as "Confidential Information"). The parties agree that Confidential Information includes the mechanical details, test reports, and non-public processes of the Purchaser's products, the prices it obtains or has obtained or at which it sells or may sell its products and services, research, development, inventing, engineering, or any other information about or concerning the business of the Purchaser or the customers of Purchaser, its manner of operation, plans, processes, data of any kind. The parties agree that the above matters are important, material, and confidential and gravely affect the effective and successful conduct of the business of the Purchaser, and its goodwill, and that any breach of the terms of this section is a material breach hereof. Upon conclusion of the Seller's consulting services, provided Purchaser is in full compliance with its financial obligations under this Agreement, Seller shall maintain the confidentiality of all Confidential Information within its custody or control and shall not convey, produce or distribute such Confidential Information to any third person.

10. CLOSING

The closing of this Agreement for the sale of the Patents hereunder will occur when all conditions set forth in paragraphs 6.1 through 6.4 have been satisfied or waived (the "Closing"). Purchaser and Seller shall use reasonable efforts to carry out the Closing no later than July 31, 2008.

11. INDEMNIFICATION

12.1 By Purchaser. Purchaser shall indemnify, save, defend and hold Seller harmless from and against any and all suits, claims, actions, demands, liabilities, expenses and/or loss including reasonable legal expense and attorney's fees resulting from activities under this Agreement by Purchaser.

12.2 By Seller. Seller shall indemnify, save, defend and hold Purchaser harmless from and against any and all suits, claims, actions, demands, liabilities, expenses and/or loss including reasonable legal expense and attorneys fees resulting from (i) Seller's January 1, 2006, license agreement with LogicMark LLC and its activities thereunder up to Closing; (ii) any contractual obligations to third parties other than to Purchaser under this Agreement; and (iii) Seller's exercise of its Patent Rights prior to the Effective Date of this Agreement.

13. TERMINATION AND SURVIVAL

13.1 In the event all Purchaser's conditions to Closing set forth in Section 6 are not met, Purchaser has the right to terminate this Agreement at Closing. Upon termination,

Purchaser will return to Seller all documents delivered to Purchaser by Seller. The provisions of section 9 (Confidential Information) will survive termination.

13.2 If Purchaser defaults in any monthly payment to Seller, which default is not cured after thirty (30) days written notice, Seller has the right to terminate the Agreement, and Purchaser shall thereafter refrain from any activity regarding sale or marketing of the product(s) of the Agreement.

13.3 If Purchaser becomes bankrupt or insolvent and/or if the business of Purchaser shall be placed in the hands of a receiver, assignee, or trustee, whether by voluntary act of Purchaser or other wise, Seller has the right to terminate this Agreement.

13.4 If Purchaser defaults under Section 13.2 or does not pay Seller the Final Payment described in section 3.2 of this Agreement and if the parties fail to reach agreement as contemplated by section 3.3 of this Agreement within fifteen (15) days, title to the Patents and all Intellectual Property Rights attendant thereto shall be returned by the Escrow Agent to Seller, in which case Purchaser shall undertake to cooperate in good faith with Seller to ensure that all appropriate documents are provided to Seller reflecting retention of the ownership rights in the Patents to Seller. Seller shall have ownership of all property rights in products developed to date of termination including but not limited to all designs, engineering, know-how and inventions.

13.5 Purchaser may terminate the agreement if Seller, while acting as consultant to Purchaser under this agreement, fails to deliver to Purchaser a working product within 180 days of Closing provided Purchaser diligently acts on and furnishes the funds for any technical, design or engineering expenditure that is reasonably needed by Seller for the design, development or manufacture of a working product as specified above. Termination of this Agreement for failure of Seller to provide a working product shall result in the following,

A. Seller shall reimburse Purchaser for all paid expenses related to engineering services provided by Seller including transportation and lodging costs,

B. Seller shall pay Purchaser the total amount of all monthly interest payments received by Seller through the termination date, and Seller shall have ownership of all designs, engineering, know-how and inventions with respect to the working product performed to date of termination.

C. Escrow agent shall return Assignment to Seller and Purchaser shall have no further interest or rights in patents.

D. Seller shall provide Purchaser with a general release of all financial obligations under the agreement and Purchaser shall have no remaining financial commitment to Seller.

14. MISCELLANEOUS

14.1 Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefit of the heirs, personal representatives, successors and permitted assigns of the parties hereto.

14.2 Assignment. This Agreement may not be assigned without the written consent of the parties and shall be binding upon and inure to the benefit of each of the parties hereto and their successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

14.3 No Amendment. This Agreement may not be amended, modified or supplemented except by an instrument in writing signed by, or on behalf of, the parties.

14.4 Notices. All notices required to be given to any of the parties of this Agreement shall be in writing and shall be deemed to have been sufficiently given, subject to the further provisions of this Section, for all purposes when presented personally to such party or sent by certified or registered mail, return receipt requested, with proper postage prepaid, or any national or international overnight delivery service, with proper charges prepaid, to such party at its address set forth below:

If to the Purchaser:

Medical Alarm Concepts, LLC
5215-C Militia Hill Road
Plymouth Meeting, PA 19462
FAX:

If to the Seller:

Nevin Jenkins

4203 South Purslane Drive

Homosassa, Florida 34448

FAX:

Such notice shall be deemed to be received when delivered if delivered personally, one (1) business day if sent by any national overnight delivery service, three (3) business days after the date mailed if mailed by certified or registered mail within the U.S. Any notice of any change in such address shall also be given in the manner set forth above. Whenever the giving of notice is required, the giving of such notice may be waived in writing by the party entitled to receive such notice.

14.5 Use of Name. Seller agrees that Purchaser may use his name in connection with the advertisement, marketing or promotion of any product produced for sale utilizing the Patents.

14.6 Governing Law. In all respects, including all matters of construction, validity and performance, this Agreement and the obligations of each party arising hereunder shall be governed by, and construed and enforced in accordance with, the laws of the

NJ

State of Florida, Citrus County without regard to its conflict of law rules. All disputes arising under this Agreement, including disputes involving the interpretation of this Agreement shall be resolved by binding arbitration pursuant to the Commercial Arbitration Rules of the American Arbitration Association, and any resulting judgment rendered by the arbitrators may be entered in any court having jurisdiction thereof. Any arbitral proceeding initiated pursuant to this section shall convene, and all proceedings thereof shall he held, in the Washington, District of Columbia.

14.7 Further Cooperation. At the request of Purchaser, Seller shall execute and deliver any such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated hereby, including, without limitation execution, acknowledgment and delivery of documents reasonably necessary to accomplish the business activities of Purchaser.

14.8 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

14.9 Expenses. The parties to this Agreement shall pay their own respective expenses incident to the preparation, negotiation and execution of this Agreement including, without limitation, all fees, costs and expenses of its accountants and legal counsel or other professionals, if any.

IN WITNESS WHEREOF, each of the Purchaser and the Seller has executed this Agreement as of the date set forth above.

For Purchaser: Medical Alarm Concepts, LLC

By:____________________
Printed Name: ________________
Title:____________________

For Seller: [signature]

Nevin Jenkins, an individual

EXHIBIT A

List of Patents Subject to Assignment and Sale to Medical Alarm Concepts LLC

1. U.S. Patent No. 7231200 - presently under Reissue, filed by Nevin Jenkins.
2. U.S. Patent No. 7315736 - presently under Reissue, filed by Nevin Jenkins.
3. U.S. Patent Application Serial No. 11/949191 - currently pending, filed by Nevin Jenkins.
4. U.S. Provisional Patent Appl. Serial No. 61/034042 filed March 5, 2008, by Nevin Jenkins, entitled PERSONAL EMERGENCY, FAMILY, FRIEND COMMUNICATION SYSTEM.

EXHIBIT B

ASSIGNMENT of PATENTS

WHEREAS, Nevin Jenkins, an individual residing at 4203 South Purslane Drive, Homosassa, Florida 34448, (hereinafter referred to as the "**Assignor**"), is the sole owner of the following listed intellectual properties, by virtue of being an inventor;

1. U.S. Patent No. 7231200 - presently under Reissue entitled Personal Emergency Communication System filed by Nevin Jenkins on September 30, 2004.

2. U.S. Patent No. 7315736 - presently under Reissue entitled Personal Emergency Communication System filed by Nevin Jenkins on **May 23, 2006**

3. U.S. Patent Application Serial No. 11/949191 - filed by Nevin Jenkins December 3, 2007, entitled Personal Emergency Communication System.

4. U.S. Provisional Patent Appl. Serial No. 61/034042 entitled PERSONAL EMERGENCY, FAMILY, FRIEND COMMUNICATION SYSTEM .filed, by Nevin Jenkins on March 5, 2008,

WHEREAS, Medical Alarm Concepts, LLC, a Pennsylvania Limited Liability Company with its principal place of business located at 5215-C Militia Hill Road, Plymouth Meeting, Pennsylvania 19462 (hereinafter referred to as "**Assignee**"), is desirous of acquiring the **Assignor's** entire right, title and interest in and to the listed intellectual properties.

NOW, THEREFORE, for and in consideration of Ten Dollars ($10.00), and other good and valuable consideration, the receipt of which is hereby acknowledged, the **Assignor** hereby sells and assigns to the **Assignee**, its successors and assigns, his entire right, title and interest in and to the said listed intellectual properties together with the right to recover for any past infringement.

The **Assignor** also hereby agrees, at the request and expense of the **Assignee**, to testify in any legal proceedings, sign all lawful papers, make all lawful oaths, and generally do everything possible to aid said Assignee, its successors and assigns, to enforce proper patent protection for said listed intellectual properties.

In witness whereof I set my hand and seal this_____ day of__________, 20__

____
NAME:

Witness:	date:	Witness:	date: